Exhibit 5.1

JDT Legal, PLLC

Jeffrey Turner, Esq.

897 Baxter Drive

So. Jordan, Utah 84095

(801) 810-4465

Admitted in the State of Utah

December 20, 2021

Lynda Chervil, CEO

Internet Sciences, Inc.

521 Fifth Ave, 17th Floor

New York, New York 10175

Re:	Registration Statement on Form S-1/A (the “Registration Statement”)

Dear Ms. Chervil:

I have acted as counsel to Internet Sciences, Inc. (the “Company”) in connection with its filing with the Securities and Exchange Commission of a Registration Statement on Form S-1/A (the “Registration Statement”), pursuant to the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to the proposed sale of 2,000,000 shares held by the Company (the “Shares”).

In connection therewith, I have examined and relied upon original, certified, conformed, or other copies of (a) the Articles of Incorporation and Bylaws of the Company; (b) Resolutions of the Board of Directors of the Company; (c) the Registration Statement and the exhibits thereto; and (d) such corporate records of the Company, certificates of public officials, certificates of officers of the Company and other documents, agreements and instruments as I have deemed necessary as a basis for the opinions contained herein. I have assumed the genuineness of all signatures on original documents, and the conformity to originals or certified documents of all copies submitted to us as conformed, or other copies. In passing upon certain corporate records and documents of the Company, I have necessarily assumed the correctness and completeness of the statements made or included therein by the Company, and I express no opinion thereon.

Based on my examination mentioned above, I am of the opinion that the 2,000,000 shares of Class A common stock being offered for sale by the Company, when issued, will be legally issued, fully paid and non-assessable.

I am an attorney admitted to practice in Utah. I am familiar with the applicable provisions of the Delaware General Corporation Law, the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws, and I have made such inquiries with respect thereto as I consider necessary to render this opinion with respect to a Delaware corporation. This opinion letter is opining upon and is limited to the current federal securities laws of the United States and, Delaware law, including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting those laws, as such laws presently exist and to the facts as they presently exist. I express no opinion with respect to the effect or applicability of the laws of any other jurisdiction.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to my firm under the caption “Legal Matters” in the prospectus forming a part of the Registration Statement. In giving such consent, I do not thereby admit that I am included within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations promulgated thereunder.

Sincerely, JDT Legal, PLLC /s/ Jeff Turner
Jeff Turner